April 30, 2015

LoCorr Investment Trust
261 School Avenue, 4th Floor
Excelsior, MN 55331

Re: LoCorr Investment Trust, File Nos. 333-171360 and 811-22509

Gentlemen:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 20 to the LoCorr Investment Trust Registration Statement (the “Legal Opinion”).  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 23 to the Registration Statement (the "Amendment"), and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

Thompson Hine LLP